REVISED INCENTIVE COMPENSATION
AND BONUS AGREEMENT

This Revised Incentive Compensation and Bonus Agreement is dated as of the 30th day of December, 2011, between FBL Financial Group, Inc., an Iowa corporation (“FBL”), and James E. Hohmann (“Employee”).

1.    Background.

(a) Bonus Award. In 2010, in accord with the compensation structure offered to Employee upon his hiring as Chief Executive Officer, he received a bonus grant of performance based restricted stock pursuant to a Bonus Restricted Stock Agreement. This grant was to be 250,000 shares, with the shares issued in any year limited by the $3,000,000 grant value limit contained in FBL's 2006 Class A Common Stock Compensation Plan. 102,092 bonus shares were granted in 2010 and 65,359 bonus shares were granted in 2011. The performance goal was to increase the book value of FBL by at least 60% over five years for forfeiture restrictions on at least 50% of the shares to lapse, with 65% growth resulting in 100% lapse of forfeiture restrictions.

(b) Corporate Event. In the fourth quarter of 2011 an agreement was reached to sell FBL's subsidiary, EquiTrust Life Insurance Company. While the transaction is beneficial to FBL's long term profitability, a balance sheet loss will be recognized on the sale, making the book value performance goal as originally set for the Bonus Restricted Stock Agreement to be unattainable.

(c) Cash Payouts. In addition, in the fourth quarter of 2011 FBL's Management Development and Compensation Committee of the Board of Directors (the “Committee”) determined to reduce stock dilution to existing shareholders by revising long term incentives from being paid in shares of common stock to being settled for cash.

(d) Condition Precedent. This Agreement is subject in all respects to the closing of the sale of EquiTrust Life Insurance Company and will be of no force and effect unless and until said closing occurs.

2.    Cancellation of prior awards.

(a) Employee agrees that the Bonus Restricted Grant Agreement dated February 17, 2010 and the awards under it of 102,092 shares in 2010 and 65,359 shares in 2011 are hereby cancelled and of no further effect, and that the book entries reflecting the referenced awards of shares shall be reversed and nullified.

(b) Employee agrees that all of said shares at this date remain subject to forfeiture restrictions, and that Employee has no claim or right to the shares.

3.    Award.

(a)    Transaction Cash Bonus. Pursuant to the terms and restrictions of this Agreement, FBL hereby grants to Employee a cash bonus of $1,500,000; payable only in accordance with the terms hereof, in recognition of Employee's achievement of beneficial results for FBL in the sale of EquiTrust Life Insurance Company.

(b)    Interest on Awards. In recognition of the deferred payout of the awards hereunder, FBL will accrue and add to the outstanding balance of the award interest at the then current rate of the flexible premium deferred annuity “Asset Builder” issued by Farm Bureau Life Insurance Company.

(c)    Policy Incorporated. Employee acknowledges receipt of a copy of Exhibit A, the Impact of Restatement of Financial Statements Upon Awards Policy (“Clawback Policy”) adopted by the Committee and agrees that this Transaction Bonus Award shall be subject to all of the terms and conditions set forth in the Clawback Policy, including future amendments thereto, if any, which Clawback Policy is incorporated herein by reference as part of this Agreement.

4.    Award Accepted. Employee hereby accepts the Transaction Bonus Award and agrees with respect thereto as follows:

(a)    Periodic Payment Provisions. The Transaction Bonus Award shall be payable on December 20, 2011; provided, however, that the intention of the Committee is that payments of the Transaction Bonus Award hereunder will not result in loss of deduction to FBL under Internal Revenue Code Section 162(m). Each year, beginning in 2011, FBL will pay to Employee pursuant to this Agreement no later than December 20 of such year as much of the Transaction Bonus Award that remains unpaid and accrued interest thereon as will not exceed $1,000,000 after subtracting all compensation received by Employee in such year which is not within the definition of performance based compensation under Section 162(m). Any amount in excess of such payment shall be further deferred and paid in accordance with Section 1.409A-2(b)(7)(i).

(b)    Payment in Full. Should the provisions of Section 162(m) no longer restrict corporate tax deductibility because Employee is no longer a “covered employee” as defined in Section 162(m), the remaining balance of the award and accrued interest shall be payable promptly. Upon Employee's separation from service payment of the remaining balance of the award and accrued interest shall be made before the later of the last day of the taxable year or the 15th day of the third month following the Employee's separation from service, unless Employee is a specified employee for purposes of the rules under Section 1.409A-3(i)(2) in which case payment shall be made on a date that is at least six months after separation from service. Payments made or deemed made on the Employee's separation from service will be delayed as required by Section 409A(a)(2)(B).

5.    Withholding of Tax. To the extent that the receipt of the cash payments hereunder results in compensation income to Employee for federal or state income tax purposes, FBL is authorized to withhold from any cash remuneration payable to Employee any tax required to be withheld by reason of such compensation income.

6.    Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of FBL as long as Employee remains an employee of either FBL, any successor corporation or a parent or subsidiary corporation (as defined in section 424 of the Code) of FBL or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, based upon and limited by Treasury Regulations interpreting Section 409A in the event of separation from service, and its determination shall be final.

7.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to FBL and all persons lawfully claiming under Employee.

8.    Section 409A. The parties intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Internal Revenue Code (“Section 409A”) (including under Treasury Regulations Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation Sections 1.409A-1 through A-6). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. FBL and Employee agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Notwithstanding the foregoing, FBL does not guarantee any particular tax effect, and neither FBL nor any of its affiliates shall have any obligation to indemnify or otherwise hold Employee (or any beneficiary) harmless from any or all of such taxes, penalties or interest.

9.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Iowa.

IN WITNESS WHEREOF, FBL has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, with an effective date of December 30, 2011.

FBL FINANCIAL GROUP, INC.

/s/ CRAIG D. HILL
By:____________________________
Craig D. Hill, Chairman of the Board

/s/ JAMES E. HOHMANN
_______________________________
James E. Hohmann, “Employee”

Exhibit A

Policy: Impact of Restatement of Financial Statements Upon Awards. (Adopted by Management Development and Compensation Committee December 2006.)

If any of the Company's financial statements are restated because of errors, omissions or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of awards of bonuses, and grants of options and restricted stock options (together, “awards”) with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. Recoveries may be made from all officers in the Section 16 reporting group regardless of fault, and from any other persons whom the Committee believes were involved in misconduct causing the required restatement (together, “Participants”). Misconduct involves more than mere negligent job performance. The amount to be recovered from the Participant shall be the amount by which awards exceeded the amount that would have been payable to the Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire award) that the Committee shall determine. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company's otherwise applicable compensation practices, or (iv) by any combination of the foregoing. Provisions reflecting this policy shall be placed in all award grant instruments delivered to Participants.